Exhibit 99.1

QuickLogic Establishes New Banking Relationship and Secures $10 Million Revolving Credit Facility

SAN JOSE, Calif., April 29, 2026 /PRNewswire/ -- QuickLogic Corporation (NASDAQ: QUIK), a developer of embedded FPGA (eFPGA) Hard IP, Strategic Radiation Hardened and Antifuse FPGAs, and ruggedized programmable logic solutions,  today announced that it has entered into a new banking relationship with Sunflower Bank, establishing a $10 million revolving line of credit effective April 27, 2026. The new three-year credit facility replaces the Company’s prior agreement with Heritage Bank of Commerce and provides enhanced financial flexibility, positioning QuickLogic to more efficiently execute on its growth strategy.

"This new banking relationship and credit strengthens our financial foundation and provides QuickLogic additional operational flexibility to execute on our strategic initiatives, including the Strategic Radiation Hardened FPGA development for the US Government, expanding the process technology support of our eFPGA Hard IP licensing, and supplementing our Storefront business," said Chief Financial Officer, Elias Nader.

“We’re pleased that Sunflower Bank has provided QuickLogic with a new senior secured credit facility as part of an integrated banking solution designed to support the company’s growth objectives. We value this strong relationship with the company and its management team and look forward to future opportunities together,” said Steven Hamilton, Senior Vice President and Managing Group Director for Sunflower Bank.

The new revolving credit facility will be used by QuickLogic for general corporate purposes, including working capital, and matures on April 24, 2029. Additional details will be included in a Form 8-K to be filed with the U.S. Securities and Exchange Commission.

About QuickLogic
QuickLogic Corporation is a fabless semiconductor company specializing in eFPGA Hard IP, Strategic Radiation Hardened and Antifuse FPGAs and ruggedized programmable logic solutions. QuickLogic's unique approach combines cutting-edge technology with open-source tools to deliver highly customizable, low-power solutions for aerospace and defense, industrial, computing, and consumer markets. For more information, visit www.quicklogic.com.

QuickLogic and logo are registered trademarks of QuickLogic. All other trademarks are the property of their respective holders and should be treated as such.

Press Contact:
Andrea Vedanayagam
Vedanayagam Consulting, LLC
408.656.4494
pr@quicklogic.com